Exhibit 10.1

June 3, 2022

VIA E-MAIL

2085594 Ontario Inc.

Perry Ing, President

504-393 King St W

Toronto, Ontario, M5V 3G8

Dear Perry,

I am pleased to confirm the terms of the consulting agreement between 2085594 Ontario Inc. (the “Consultant”) with McEwen Mining Inc. (the "Company"), for a three-month term, effective May 15, 2022.

This consulting agreement incorporates the attached Schedules "A", “B" and “C”, which once executed by you, and together with this letter, shall form the consulting agreement between you and the Company (the "Agreement").

Please ensure you retain a copy of the Agreement for your records.

Sincerely,

MCEWEN MINING INC.

/s/ Robert R. McEwen	Date June 8, 2022

Robert R. McEwen
Chief Executive Officer

Acknowledged, agreed and accepted, including the terms and conditions contained in the attached Schedules (which form the Agreement as defined above).

2085594 ONTARIO INC.

/s/ Perry Ing
By: Perry Ing, President	Date June 3, 2022

SCHEDULE "A"

MCEWEN MINING INC.

Terms and Conditions - Consulting

The following outlines the terms and conditions of the consulting agreement between 2085594 Ontario Inc. (the “Consultant”) and McEwen Mining Inc. (the "Company").

Effective Date	May 15, 2022 or as otherwise agreed to by the parties in writing.
End Date	August 12, 2022, unless otherwise terminated earlier by either party in accordance with this Agreement.
Location	Toronto, Ontario
Scope of Services	Consultant shall provide the services of Perry Inc to the Company who will act as interim Chief Financial Officer (“CFO”) and Principal Financial Officer from and as of May 30, 2022 and prior to that date, shall assist in transitioning the role from his predecessor. Company shall provide Consultant with any applicable standards, policies, or procedures that may be necessary for Consultant’s provision of services, if any. The services to be provided shall include but not be limited to those outlined in Schedule “C” attached hereto.
Independent Contractor Status	Consultant represents and warrants that Mr. Ing is an expert in his field and is qualified to provide the services requested by Company. Consultant is engaged as an independent contractor for purposes of providing consultant services related to the position of interim CFO of the Company, as agreed upon by the parties. Nothing herein shall be deemed or construed to create a joint venture, partnership, agency, or employee/employer relationship between the parties for any purpose, including but not limited to, any claim to federal or state or provincial taxes or employee benefits. Consultant agrees to be responsible for all applicable federal, state, provincial, and local income taxes, social security taxes, disability and health insurance benefits, and/or any other insurance required by law or by this Agreement, including workers’ compensation insurance. Consultant acknowledges and agrees that Mr. Ing is not entitled to unemployment or unemployment insurance benefits from Company and its affiliates and that Consultant is obligated to pay federal and state or provincial income tax on any compensation paid pursuant to this Agreement. Consultant acknowledges and agrees that Mr. Ing will not be trained by Company. At Consultant’s discretion, Consultant may continue to provide consulting services to others and Consultant agrees that its performance of services for others will not hinder, delay, or prevent Consultant from performing services under this Agreement in accordance with the terms herein or any terms agreed upon by the parties. Consultant may perform the services at any location of his choosing, unless the services are dependent upon Consultant being physically located at a particular location. Consultant may conduct the work related to the requested service at any time as long as any stated deadline is provided, unless the provision of that service is required during normal business hours.
Authority	Mr. Ing shall have no authority to execute contracts, agreements, or any other binding legal device in the name of the Company or any other director, officer, or employee unless expressly authorized by the Board of Directors of the Company relating to specific documents typically requiring the signature of the CFO.

150 King Street West, Suite 2800, P.O. Box 24. Toronto, Ontario Canada M5H 1J9

Tel: 647.258.0395 Toll Free: 1.866.441.0690 Fax: 647.258.0408

Website: www.mcewenmining.com Email: info@mcewenmining.com

Fees and Expenses

Company agrees to pay Consultant a rate of $1,500/day for consulting services requested by Company and accepted by Consultant and shall not exceed a total of $75,000 over the three-month term of this Agreement, unless pre-approved in writing by the Company.

Consultant shall provide a monthly invoice to Company that contains a description of the services provided and the time spent for the provision of services. Consultant shall be responsible for all expenses associated with the provision of services under this Agreement unless the Company requires Consultant to travel to a specific location to provide services. In such cases, Company shall reimburse Consultant for pre-approved travel and lodging expenses.

Ethics	Consultant agrees to perform all services in an ethical and appropriate manner and at a standard commensurate with the sophistication of consulting services being provided in the relevant industry.
Confidential Information and Trade Secrets	Consultant acknowledges that during the course of providing services under this Agreement, Consultant may have access to Company’s trade secrets and confidential and proprietary information or materials, as defined herein or in a separately executed and referenced Confidentiality and Intellectual Property Agreement. Consultant represents and warrants that Company has and continues to take extraordinary measures to protect its confidential information and trade secrets and that any wrongful or unauthorized disclosure of Company’s trade secrets and confidential information, whether intentional or inadvertent, would result in considerable damage to the Company and its affiliates, subsidiaries, directors, officers, and employees. Consultant agrees that at all times during and after the termination of this Agreement or the relationship between the parties, Consultant will hold in trust, keep confidential, and not disclose to any third party or make any use of the Company’s confidential information or the confidential information of any of the Company’s affiliates, subsidiaries, directors, officers, or employees. Consultant agrees that the Company’s confidential information and trade secrets are and shall continue to be the Company’s exclusive property and Consultant will keep the same at all times in Company’s custody and subject to its control and will surrender the same at the termination of engagement or at any prior time upon request of Company. Consultant also agrees that as a necessary step to protect the Company’s trade secrets and confidential information, Consultant shall not, during the time of this Agreement and for a period of eighteen (18) months after the termination of this Agreement, solicit, interfere with, or endeavor to cause any employee, consultant, client, affiliate, or partner of the Company that reasonably or likely has or knows the Company’s trade secrets and confidential information to leave his or her employment or engagement with the Company.

150 King Street West, Suite 2800, P.O. Box 24. Toronto, Ontario Canada M5H 1J9

Tel: 647.258.0395 Toll Free: 1.866.441.0690 Fax: 647.258.0408

Website: www.mcewenmining.com Email: info@mcewenmining.com

No Obligations to Third Parties	Consultant hereby represents and warrants to the Company that it is not party to any written or oral agreement with any third party that would restrict its ability to enter into this Agreement or Schedule "B" (the Confidentiality and Intellectual Property Information Agreement) or to perform Services hereunder and that Consultant shall not, breach any non-disclosure, intellectual property rights, non-competition, non-solicitation or other covenant in favour of any third party.
Termination of Agreement	Either party may terminate this Agreement prior to the End Date upon 30 days’ written notice. Either party may immediately terminate this Agreement prior to the End Date if the other party violates or breaches the terms of this Agreement, otherwise this Agreement shall terminate on the End Date. Consultant agrees to finish any outstanding tasks and/or services owed to the Company prior to any termination. Company may immediately terminate this Agreement if the Consultant fails to produce a product that meets the specifications and plans required of the provided consultation. Upon termination, Consultant will only be entitled to the fees already incurred as of the date of termination.
Return of Company Property	Upon termination of this Agreement for any reason, or upon notice by the Company, Consultant shall return any and all Company property immediately.
Severability	If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.
Entire Agreement	This Agreement, inclusive of the Schedules, supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the provision of consulting services by Consultant to the Company.
Governing Law	This Agreement is governed by the laws of the Province of Ontario and the Consultant agrees to the exclusive jurisdiction of the courts of the Province of Ontario in relation to this Agreement.
Currency	Unless otherwise specified, all currency in this Agreement shall be in CAD.
Confidentiality and Intellectual Property	This Agreement is conditional upon Consultant agreeing to and abiding by the “Confidentiality and Intellectual Property Information Agreement” attached hereto as Schedule “B”.
Legal Advice	Consultant agrees and represents that it has had sufficient time to consider the terms of this Agreement and receive independent legal advice with respect to same.

[Signature Page Follows]

150 King Street West, Suite 2800, P.O. Box 24. Toronto, Ontario Canada M5H 1J9

Tel: 647.258.0395 Toll Free: 1.866.441.0690 Fax: 647.258.0408

Website: www.mcewenmining.com Email: info@mcewenmining.com

IN WITNESS WHEREOF the parties have duly executed this Contractor Agreement as at the date first written above.

COMPANY:	McEwen Mining, Inc.

/s/ Robert R. McEwen
	By:	Robert R. McEwen
	Title:	Chief Executive Officer

	Date:	June 8, 2022

CONSULTANT:	2085594 Ontario Inc.

/s/Perry Ing
Perry Ing, President

	Date:	June 3, 2022

150 King Street West, Suite 2800, P.O. Box 24. Toronto, Ontario Canada M5H 1J9

Tel: 647.258.0395 Toll Free: 1.866.441.0690 Fax: 647.258.0408

Website: www.mcewenmining.com Email: info@mcewenmining.com

SCHEDULE "B"

Confidentiality and Intellectual Property Agreement

In consideration of McEwen Mining Inc. (the “Company”) entering into a consulting services agreement (the “Agreement”) with 2085594 Ontario Inc. (the “Consultant”) and for other payments and benefits provided, the sufficiency of which is acknowledged by the Consultant, the Consultant agrees and covenants as follows:

1.	The provision of services by the Consultant to the Company will give the Consultant access to intellectual and confidential information belonging to the Company, its customers, its suppliers and others (the confidential information is collectively referred to in this Agreement as “Confidential Information”). Confidential Information includes, but is not limited to, items such as records, data, materials and information and copies thereof and all information relating to any properties, procedures, suppliers, affiliates, subsidiaries, business structure, services, personnel, policies and practice, cost and expense structure, business, prospects and business/organizational opportunities and plans of the Company and all financial information and other information or disclosure relating to the business and affairs of the Company. Confidential Information does not include information that at the time it was received was in the public domain or is required by law to be disclosed. Consultant agrees to abide by any and all other agreements he has made with Company in regard to the protection of confidential and proprietary information and trade secrets, if any.

2.	The Consultant shall, during and after the termination of the Agreement, keep all Confidential Information and Proprietary Property confidential and shall not use any of it except for the purpose of carrying out authorized activities on behalf of the Company.

3.	The Consultant agrees that the Consultant will, if requested from time to time by the Company, execute such further reasonable agreements as to confidentiality and intellectual property rights as the Company’s customers or suppliers reasonably required to protect Confidential Information or Intellectual Property.

4.	This Agreement is governed by the laws of the Province of Ontario and the Consultant agrees to the non-exclusive jurisdiction of the courts of the Province of Ontario in relation to this Agreement.

5.	If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.

IN WITNESS WHEREOF the Consultant has caused this Agreement to be executed as of the ___ day of             , 2022.

2085594 Ontario Inc.

Perry Ing, President

150 King Street West, Suite 2800, P.O. Box 24. Toronto, Ontario Canada M5H 1J9

Tel: 647.258.0395 Toll Free: 1.866.441.0690 Fax: 647.258.0408

Website: www.mcewenmining.com Email: info@mcewenmining.com

SCHEDULE "C"

Description of Services

Specific Responsibilities

The CFO shall have the following specific responsibilities.

Financial Strategy and Policy

The CFO shall:

1.	Establish and implement financial strategies and policies that are consistent with the vision and values and over-all corporate strategies of the Company as determined by the CEO and approved by the Board.

2.	Develop and implement the Company’s strategies, procedures and processes with respect to financial management, taxation, treasury matters (including gold and silver sales), capital and debt raising, business planning, budgeting, compliance and reporting.

3.	Coordinate and manage the creation, implementation and communication of short and long range financial budgeting and planning, objectives, policies and operating procedures.

4.	Develop tools and systems to provide critical financial and operational information to the CEO and senior management and make actionable recommendations to both strategy and operations.

5.	Ensure the hiring and retention of appropriate staff, and leading and managing such staff, to meet the financial requirements of the Company and facilitate the achievement of the Company's financial strategies and objectives.

6.	Provide leadership in assessing potential mergers and acquisition targets including due diligence review and co-ordination of regulatory strategies.

Compliance, Governance and Risk Management

1.	Ensure compliance with all reporting, accounting and audit requirements applicable to the Company, including under applicable law and under guidelines and policies adopted by securities regulators and stock exchanges that are applicable to the Company (US and Canadian regulators and exchanges).

2.	Assume overall responsibility for preparation of financial reports including financial statements, MD&A, and other relevant reports for quarterly and annual reporting.

3.	Together with the CEO and other senior management of the Company, as appropriate, establish, maintain and ensure the implementation of the Company’s disclosure controls and procedures, internal controls over financial reporting, and processes for the certification of the public disclosure documents required under applicable law and under guidelines and policies adopted by securities regulators and stock exchanges that are applicable to the Company.

150 King Street West, Suite 2800, P.O. Box 24. Toronto, Ontario Canada M5H 1J9

Tel: 647.258.0395 Toll Free: 1.866.441.0690 Fax: 647.258.0408

Website: www.mcewenmining.com Email: info@mcewenmining.com

4.	Ensure that:

a)	appropriate budgeting, internal controls and reporting and disclosure systems are established and maintained to provide accurate and complete financial reporting for management purposes and to ensure that reporting to the Board, investors and regulators is of the highest quality and integrity;

b)	effective systems are in place to identify and manage business risks and that such risks are within acceptable levels; and

c)	together with General Counsel, ensure socially responsible and ethical behaviour of the Company and its employees including compliance with the Foreign Corrupt Practices Act and other relevant standards

5.	Provide support, recommendations, and guidance to the Internal Audit function which reports to the Audit Committee.

External Relationship Management

1.	As requested by the CEO, serve as a Company spokesperson, and communicate and promote positive relationships with investors, customers and external stakeholders, including financial institutions, investment bankers, auditors, taxation regulators, government representatives, legislators, and other advisors and authorities as appropriate

2.	Together with the CEO and other senior management, as appropriate, oversee the development for consideration and approval by the Board of policies regarding the Company’s public disclosure.

Board Relations

1.	Meet with the Board, the Audit Committee and any other Board Committee as required and provide to the Board (or the relevant Board Committee) recommendations and all information and access to senior management and advisors to the Company as necessary to permit the Board or relevant Board Committee to fulfill its legal obligations on a timely basis.

150 King Street West, Suite 2800, P.O. Box 24. Toronto, Ontario Canada M5H 1J9

Tel: 647.258.0395 Toll Free: 1.866.441.0690 Fax: 647.258.0408

Website: www.mcewenmining.com Email: info@mcewenmining.com